UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 1, 2011

Tengion, Inc.
(Exact name of registrant as specified in its charter)

001-34688
(Commission File Number)

Delaware	20-0214813
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

2900 Potshop Lane, Suite 100
East Norriton, PA 19403
(610) 292-8364
 (Address of principal executive offices, with zip code)

(610) 292-8364
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 1, 2011, Tengion, Inc. (the “Company”) entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain investors (the “Purchasers”) pursuant to which the Company agreed to sell (a) 11,079,250 shares of common stock, $0.001 par value per share (the “Shares”) and (B)  warrants (the “Warrants” and, together with the Shares, the “Securities”) to purchase 10,460,875 shares of common stock (the “Warrant Shares”).  The purchase price per Security is $2.83. Piper Jaffray & Co. served as the Company’s lead placement agent and Leerink Swann LLC served as co-placement agent in the private placement (collectively, the “Placement Agents”).

The Warrants will be exercisable for a period of five (5) years from the date of their issuance at a per share exercise price of $2.88, subject to certain adjustments as specified in the warrants. The closing (the “Closing”) of the transaction is expected to occur on or about March 4, 2011, subject to the satisfaction of customary closing conditions. The Company expects to receive net proceeds of approximately $29.0 million from the sale of the Securities and will use the net proceeds to fund fund research and development activities primarily related to the Company’s Neo-Urinary Conduit and Neo-Kidney Augment Programs, for repayment of debt, and for working capital and other general corporate purposes.

The Securities Purchase Agreement includes representations, warranties, and covenants customary for a transaction of this type. The Securities issued in the offering will be sold pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and by Regulation D and Regulation S promulgated thereunder. In accordance with the terms of the Securities Purchase Agreement, each Purchaser will deposit funds in a non-interest bearing escrow account on or before the closing. The net proceeds of the offering will be released to the Company from the escrowed funds on the closing date of the offering. In addition, a placement fee of seven percent (7.0%) of the gross proceeds of all Securities sold in the offering will be released to the Placement Agents at Closing from the escrowed funds.

In connection with the offering, the Company will enter into a registration rights agreement (the “Registration Rights Agreement”) with each Purchaser as of the Closing. The Registration Rights Agreement provides that the Company will file a “resale” registration statement (the “Initial Registration Statement”) covering all of the Shares and the Warrant Shares, up to the maximum number of shares able to be registered pursuant to applicable Securities and Exchange Commission regulations, within 45 days of the closing of the offering. If any Shares or Warrant Shares are unable to be included on the Initial Registration Statement, the Company has agreed to file subsequent registration statements until all the Shares and Warrant Shares have been registered. Under the terms of the Registration Rights Agreement, the Company is obligated to maintain the effectiveness of the registration statement(s) until all securities therein are sold or otherwise can be sold pursuant to Rule 144 without any restrictions. The Registration Rights Agreement contains customary terms and conditions for a transaction of this type, including certain customary cash penalties on the Company for its failure to satisfy specified filing and effectiveness time periods.

One of the Purchasers party to the Securities Purchase Agreement is Medtronic, Inc. (“Medtronic”).The Company entered into a Right of First Refusal and Right of First Negotiation Agreement (the “Medtronic Agreement”) with Medtronic that will be effective upon the Closing, pursuant to which the Company granted Medtronic a right of first refusal to the license, sale, assignment, transfer or other disposition by the Company of any material portion of intellectual property (including patents and trade secrets) or other assets related to Tengion's Neo-Kidney Augment program (an “NKA Transaction”) until October 31, 2013.  Additionally, from November 1, 2013 through July 1, 2014, Medtronic will have a right of first negotiation with respect to an NKA Transaction, with an option to convert that right of first negotiation to a right of first refusal.  The Medtronic Agreement provides for Medtronic to receive a Warrant to purchase 25% fewer of the Warrant Shares that otherwise would have been issued to Medtronic pursuant to the Securities Purchase Agreement.  In the event of a change in control of the Company, and without any obligation to the Company, the Medtronic Agreement and all Medtronic rights pursuant thereto will automatically terminate in all respects and be of no further force and effect.

The foregoing description of each of the Securities Purchase Agreement, the Registration Rights Agreement, the form of Warrant and the Medtronic Agreement is qualified in its entirety by reference thereto, which are filed as Exhibits 10.1, 10.2, 4.1 and 10.3 to this Current Report, respectively, and are incorporated herein by reference. The press release announcing the offering is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

The information set forth in Item 1.01 of this Current Report on Form 8-K that relates to the unregistered sale of equity securities is incorporated by reference into this Item 3.02.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Form of Warrant

10.1	Form of Securities Purchase Agreement, among the Company and the purchasers thereto, dated March 1, 2011

10.2	Form of the Registration Rights Agreement, between the Company and the Holders thereto

10.3	Right of First Refusal and Right of First Negotiation between the Company and Medtronic, Inc., dated March 1, 2011

99.1	Press Release, dated March 1, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENGION, INC.

Date: March 1, 2011	By:	/s/ Joseph W. La Barge
Joseph W. La Barge
Vice President, General Counsel and Secretary